VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

EXHIBIT 99.1

VERSAR INCORPORATED

Moderator: James Dobbs
February 11, 2008
1:00 pm CT

James Dobbs:	Good afternoon. I’m James Dobbs, Versar General Counsel. And welcome to Versar’s Investor Conference Call for the Second Quarter of our Fiscal Year 2008.

With me are Dr. Ted Prociv, President and CEO and Larry Sinnott, who is the Executive Vice-President and Chief Operating Officer and Chief Financial Officer.

Before we begin, let me make a brief statement about the content of this call. Statements made on this call wil include forward-looking statements which are based on management’s current expectations, estimates, forecasts and projections about the company’s business.

These statements are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 121E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbors created by such laws. Words such as

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

expects, anticipates, plans and believes and similar expressions are intended to identify forward-looking statements.

These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict; therefore, actual outcomes or results may differ materially from what is expressed on this call. We do not undertake to update publicly any forward-looking statements except as required by law.

For descriptions of factors that could cause actual results to differ materially from that anticipated on this call, you’re referred to the company’s public filings, including the Form 10-K for the fiscal year ending June 28, 2007.

I’m now going to introduce Dr. Prociv.

Ted Prociv:	Thank you very much. I want to thank you all for taking the time to join this conference. We have some really good news. The new news – the news continues to be excellent for the company as we’ve implemented a lot of the changes a lot of the improvements that were necessary over the last year or so.

The second quarter of this fiscal year – for those of you that are new with us – our fiscal year runs from July 1 to June 30. And this quarter is the one that began October ending in December. So for the fiscal – for this second quarter we continue to produce and improve top-line and operating results for the company.

Gross revenues have increased all across our business segments. And like I said, things look very well. The operating income for the first two quarters was two times greater than the comparable period of that last year. So the margins are good, the profitability’s good and the business is growing very,

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

very well. The funded contract backlog continues to remain strong. Roughly 30% of that reported at the end of fiscal year 2007, a big improvement for us also predicting a healthy upcoming year.

Our balance sheet continues to strengthen, our working capital continues to grow. This provides us with an operational capacity and an opportunity to pursue strategic business opportunities which will help us with the growth of the company.

Shareholder equity continues to increase. And our focus continues to be on delivering both the top and bottom line for the company. As well as strategic planning to involve some new growth issues that we’ll be doing off into the future.

I’m going to turn this over to Larry Sinnott a minute. It’s amazing that every time we’re doing really well, my introductory comments are short. So I’ll stop here and I’ll pick it up after Larry’s done. Larry?

Larry Sinnott:	Okay, I’m going to go through the key highlights for the quarter as well as go through the financials for the second quarter as well as the year-to-date six months result.

Our gross revenues and operating profits continue to remain strong across the company. Funded backlog remained healthy at $74 million at the end of the second quarter. We continue to have a significant amount of project work in the pipeline as yet to be funded.

As I mentioned in prior earnings calls, the company is now accruing for income taxes because of the significantly approved financial performance of the company. In prior years, the company had a large amount of tax deferred

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

assets that has not been recoverable due to poor prior financial performance issues.

The impact of such accrual was approximately 5 cents and 13 cents per share for the second quarter and for the first six months of 2008. These accruals did not impact the operating cash flow the company had served to reduce the company’s deferred tax assets which are currently $1.7 million at the end of the second quarter 2008.

Our current – our balance sheet and cash flow continue to remain healthy. We currently have over $6 – ½ million in cash and working capital capacity of the company of $19.5 million. We continue to improve our liquidity and debt ratios as we balance the business with our growth. We continue to invest heavily in our business development and marketing to keep our business pipelines full.

As for the details for the second quarter of the FY ’08; gross revenue for the second quarter was approximately $29.4 million which was a 34% increase over the second quarter of the prior fiscal year. Approximately 62% of that increase was due to our efforts in support of the Air Force and the Army in Iraq as part of the reconstruction efforts in our program management business segment. The majority of our remaining increase was in our compliance and environmental business segment.

Purchase service and materials increased by $5.5 million, primarily as the result of the increase of gross revenues that I just mentioned.  Direct costs and services in overhead increased by 19% in the second quarter of fiscal year 2008 as a result of increased marketing, sales and recruiting costs in support of the company’s business growth.

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

Gross profit is calculated by subtracting purchased services and materials and direct costs of services from our gross revenue. Gross profit for the second quarter was a little over $3 million, a 24% increase over that reported in the prior fiscal year and is a direct result of the increased gross revenues and reduced costs structure.

G&A increased by 185K in the second quarter fiscal year 2008 as a result of the company continuing to invest heavily in our business development efforts and maintain the company’s growth. Operating income for the second quarter of fiscal year 2008 was $1.2 million or approximately 56% higher than the prior fiscal year.

As mentioned earlier, the company now accrues for income taxes due to the significantly improved financial performance of the company by $503,000 over the prior fiscal year. Net income for the second quarter fiscal year 2008 was $745,000 or eight cents per share.

Gross revenue for the six months of fiscal year 2008 was approximately $58.2 million. This represents a 32% increase over that in the prior six months of the FY ’07. Approximately 68% of that increase was due to our efforts in support of the Air Force and the Army as we had mentioned earlier. And the majority of the remaining increase was also in the compliance and the environmental business segment.

Purchase services and materials increased by $10 million, primarily as a result of the increase in revenue as discussed above. Direct costs and services increased by 15% in the first six months of fiscal year 2008 as a result in the increase in marketing in sales efforts that we were doing in the company.

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

Gross profit is - calculated as we just mentioned before - by subtracting purchased services and direct costs of services from our gross revenues. Gross profit for the first six months of FY ’08 was $6.56 million, a 42% increase over that reported in the prior fiscal year and is a direct result of our increased gross revenue and reduced cost structure.

The G&A costs increased by $444,000 in the first six months of FY ’08 as mentioned with our increased business development effort. Operating income for the first six months of FY ’08 was $2.934 million, a $1.5 million increase or 105% higher than the prior fiscal year. As we had mentioned earlier with the accrual taxes, the increase of tax accrual is $1.29 million which is largely a non-cash tax event for the company as it reduces our tax assets.

Net income for the first six months of fiscal year 2008 was $1.762 million or 19 cents per share. On a pro forma basis, the overall performance of the company increased by over 100% of the prior fiscal year.

That sums up the financial performance and I’ll turn it back over to Ted.

Ted Prociv:
Yeah, as you can tell from the numbers that we’re very pleased with the results of the quarter and the first half of the year. We’re clearly focused on delivering the top and bottom line performance. The investments that we made, the increases in G&A are really due to some improvements and business developments. Some of you may have seen a recent press release where we’ve changed management in our marketing activities. And this was very necessary because our business has changed, our profiles have changed and we needed to change some more of our style of doing business.

So all in all, even though we are accruing for taxes, it should not escape you that the performance is really excellent. The accrual of taxes is also for us

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

probably a good measure of how well we’ll do when we do start paying taxes. It shows that we can earn enough money and get sufficient margins to make sure that we continue the profitability.

So with that, I look forward to sharing with you our future results of fiscal year 2008 and the future plans of the company. I expect that all indicators are up and that we’ll be reporting more successful results. Thank you.

James Dobbs:	I think we have provision for someone to ask questions. I think we can resume that.

Operator:	At this time if you would like to ask a question, press star and the number 1 on your telephone key pad. We’ll pause for just a moment to compile the Q & A roster.

Your first question comes from the line of (Vincent Fontan) from (WedBush).

(Vincent Fontan):	Hey guys, great quarter. For the quarter, what percentage of your revenue was from Iraq or Iraqi basis revenue?

Larry Sinnott:
That’s basically – hold on one second, I can tell you. It’s primarily through two contracts with the Air Force as well as with the Army. Revenue-wise for the quarter, its $16.5 million out of the – well actually it’s probably about 45% overall.

(Vincent Fontan):	Okay. And also, in terms of base realignment revenue, what is the outlook on that? What do you see in terms of demand for that service?

Larry Sinnott:	Well there is a significant number of opportunities out there. We haven’t really seen the funds flow on that. But we have a number of contracts that

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

were out there as well as one we won for base realignment down in southern Virginia. The funds on that, we don’t expect to start to flow until late in the third quarter. But…

(Vincent Fontan):	Thanks.

Larry Sinnott:	There’s significant opportunity there.

(Vincent Fontan):	Okay, thanks guys – great quarter.

Man:	Thank you.

Operator:	Your next question comes from the line of (John Francamp) from (SELTL).

(John Francamp):
Yes, great quarter Ted. The last man answered one of my questions about how much stems from Iraq. And do you think that, that will decline in the future and what’s the revenue from Iraq, that’s the first question. Then I know you went recently on a trip to – I think it’s two trips probably – in the last six months to the Mid-East to Dubai, Qatar and some of those places. I want you to comment on if you think any contracts might come out of that. I asked you that whether the contracts are likely to decrease.

Ted Prociv:
Sure, I’ll be glad to comment on it. We’re very confident that the Iraq – that the reconstruction work will continue well into the future, despite elections, despite all of that. We may see an alteration maybe in the military operations budget but not the reconstruction budget. So we may see a change maybe from military to AID as the supporting agency.

But my understanding and the people that I talk to in the Pentagon say, “This is going to be – it’s going to be around for a long time.” And we’re really in a

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

good position for Iraq and now Afghanistan is starting to show a lot more promise too, with more activity there. So we’re well-positioned for both of those.

You know, obviously the Middle East is an incredibly wealthy variant to participate in. We’re out doing some exploration, the United Arab Emirates where we’ve actually been invited. I spoke at a conference there. The conference was basically on security issues. I – we’re getting to know people and getting to understand what the business pace is.

And perhaps using our personnel, our people, our skills that we’ve developed in the Iraq and Afghanistan – we’re expanding it further throughout the Middle East. So though there’s nothing definitive just as yet, it will take some time. But we’re exploring those opportunities.

Because you know, we’re a small company, we’re not a megolith, we can’t afford to pour thousands – hundreds of thousands of dollars into business development. But we may able to find a niche for ourselves with the skill sets that we’ve got. It seems to be relatively unique. I know it doesn’t give you any specifics but that’s the best I can answer that question.

(John Francamp):	I have one other question Ted. Last year the stock ran up to 13, 14…

Ted Prociv:	15.

(John Francamp):
Fifteen on big volumes and then almost as quickly went back down to 8 or 7. But I didn’t look at it at the time, but was there a large short interest then that had to be covered or do you have any other ideas on why the stock made that run?

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

Ted Prociv:
Well it was actually part of the whole market effect that happened. And the particular day that happened we had observed an initial – maybe 100,000 shares being sold which looked – at least we suspected – it might have been someone covering a short.

But it then precipitated an awful lot of 100, 200 share trades. When I say an awful lot, it was 1.2 million shares traded that day with something like 3,300 transactions. It was very hard to explain except that perhaps just someone had misinterpreted the first sale – the first few sales of the day and just panicked and started to sell off.

But when I look at what happened to a lot of our competitors and a lot of our market friends, they experience the same kind of thing although not so drastic. So it is – I’m blaming it more on a market effect than any kind of event. There was no event in the company that precipitated that. There was nothing that we could identify. In fact, all we had announced up until then was good news.

(John Francamp):
Okay. I know you don’t have a huge short position right now. And I wonder if you have ever thought of moving from the Amex to NASDAQ, NASDAQ World Market or one of those. I don’t know if you qualify or not…

Ted Prociv:
Yeah actually we only think about it every day for the last two years. There are issues that we have to resolve. I don’t know if you’ve been following the news, but the recent news said that the New York Stock Exchange is about to purchase the Amex which may solve our problem all together. And that we may be becoming NYSE stock without going through any expense.

If something like that doesn’t happen we certainly are going to pursue looking at the NASDAQ. But NASDAQ had some requirements which we believe we can meet at this point.

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

(John Francamp):	Okay, good. Yeah, that’s it.

Ted Prociv:	Thank you.

Operator:	Your next question comes from the line of Jim Kennedy, Marathon Capital Management.

Jim Kennedy:	Hi guys, congratulations on a great quarter.

Ted Prociv:	Thank you Jim.

Jim Kennedy:	My questions have been answered, thanks.

Ted Prociv:	Okay, thanks.

Operator:	Your next question comes from the line of (Fran Delora), private investor.

(Fran Delora):	Hello, Ted?

Ted Prociv:	Hi.

(Fran Delora):	Hi, how are you doing?

Ted Prociv:	Good (Fran).

(Fran Delora):	I noticed that gross margins and operating margins increased for the first six months compared to last fiscal year but they were down somewhat in Q2. This is after a very substantial, sequential increases over a number of quarters the past 12 months or so. Do you think gross margins and operating margins are

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

fluctuating or do you see them possibly returning to the level we saw in the previous two quarters?

Larry Sinnott:
I would say that I would see them increase going forward. We, you know, we’re as far as how we manage the business is that we manage the numbers very conservatively. And, you know, we’re not aggressive on any revenue taking or anything of that nature.

So I would say the numbers – we’re looking at more of an uptrend than a downtrend.

(Fran Delora):
Terrific. There’s been some discussion in the news lately that some municipalities may be impacted in their ability to get funding for certain infrastructure projects, depending on what happens with bond insurers. It’s all related to the current financial crisis. Are you seeing any delays or cancelations of contracts by municipalities? And your percentage of contracts for VSR are probably – from municipalities are probably very small percentage, is that correct?

Ted Prociv:
That’s correct. Our – we have a thrust in our strategic plan to move out for more and more municipalities. The municipalities are going to have a lot of infrastructure money. And it’s going to be predominantly two areas. One is aging infrastructure but also there’s an infrastructure associating with this growing population.

And that’s all going to be handled by the municipalities. So we’re targeting them. As it comes to bonding, we have relatively a few problems with bonding. Yet we’re doing very well on the projects that we’re after.

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

(Fran Delora):
You’re very strong, of course, in Iraq, Afghanistan and Middle East, and you know, continue to see growth there. Are you seeing a slow-down in any area that you’re running after in terms of US military or commercial due to the economy or is this an area that’s really not affected by an economic slowdown?

Ted Prociv:
Well the one that I constantly complain about is that whole BRAC program. BRAC is approved by Congress, highly funded but the money has been slowed substantially because of the war. A lot of the money has gone there. We’ve just started to see a little bit of a release of monies last year. Like someone mentioned here earlier, we won a couple of very key contracts and we’ll continue to win some more.

But we really need to get Washington to get more serious about spending in the BRAC area. And it’s – I’ve talked to some of the folks there and they realize that, you know, BRAC gets them votes and the war doesn’t. But yet they’re still reluctant to push a little bit harder. But I think we’ll see some more this year.

We – the military is counting on the base realignment monies to do their modernizations. So they’ve got to – they’ve got to get on with it. And we’re trying to be in good position to chase that money.

(Fran Delora):	Since the last quarter, I think you’ve been out something like $40 million-plus in contract awards. Do you expect all the contracts that you’ve announced to be fully funded at some point?

Ted Prociv:
I’d love to say yes but that’s not reality. So we tend to do a internal assessment of those awards and try to determine how much of that we think we can capture. You know, when a customer gives us a $1 billion test quarter

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

contract, we’re just not large enough to spend $1 billion in five years. So we try to make an intelligent assessment and place that number in our unfunded backlog one.

So I’d love to say yes but the reality is no, we never quite reach the top of those.

Larry Sinnott:	Is she talking about the $40 million that we announced the past two quarters?

(Fran Delora):	Right.

Ted Prociv:	Oh, those are all fully funded. I’m sorry, I read the question wrong.

(Fran Delora):	Yeah, so what you’re talking about Ted is the like, the vehicles that you’ve announced…

Ted Prociv:	Right.

(Fran Delora):	Some large vehicles. But the contract awards where you have task orders or specific contracts, you do expect all those to be fully funded.

Ted Prociv:	Yes.

Larry Sinnott:	Specific contracts like you see in the Middle East, yes. Those are – when those are announced they are fully to the dollar funded.

(Fran Delora):
Okay. For the Manila office – I know you’re ramping that up with new management and increasing your focus in that area. And of course, you’ll continue to support Iraq and Afghanistan and be going after the Middle East.

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

Are there any other Asian contracts or projects that you might be going after from that office?

Ted Prociv:	The BRAC is very active in the Pacific realm.

(Fran Delora):	Oh okay.

Ted Prociv:
And we’re expecting that we’ll be able to capture a good portion of that. We’re watching the base realignment equation very carefully. Because it’s really going to be active two places, Europe and the Pacific realm over seas, both of which have a component called re-basing. Where we’re moving our strategic forces in a different sort of defensive line to defend against the new threat.  And all of that requires both environmental and infrastructure work which could put us in good position.

(Fran Delora):
Well congratulations on a really nice quarter and thank you as a shareholder. The company has come a long way since you first announced you were going to open a Homeland Security office some years ago. So thank you very much.

Ted Prociv:	Okay, thank you.

Operator:	Again if you would like to ask a question, press star then the number 1 on your telephone key pad.

Mr. Dobbs, there are no further questions.

James Dobbs:
Thank you. We expect a copy of this conference call will be on our Web site in approximately 48 hours if not sooner. So if you or your colleagues or other people would like to hear us again, we would be delighted.

VERSAR INCORPORATED
Moderator: James Dobbs
02-11-08/1:00 pm CT
Confirmation # 33652206

I guess this concludes the call and thank you very much for participating. We will be having another one around the 10th or 12th of May. Thank you.

Operator:	Ladies and gentlemen, this concludes today’s conference call. You may now disconnect.

END